EXHIBIT 99.1

Wits Basin Signs LOI with TSX Company: Gold Strategy Includes Vending of Rights to 65 Percent Interest in FSC Project

Monday March 10, 2008 MINNEAPOLIS--Wits Basin Precious Minerals Inc. (OTCBB: WITM) is pleased to announce it has entered into a letter of intent agreement dated March 3, 2008 with Communications DVR Inc. (TSX VENTURE: DVR.P), a capital pool company listed on the TSX Venture Exchange. Under the terms and conditions of the letter of intent, it is anticipated that DVR will acquire Wits Basin’s rights to acquire a 65 percent interest in the FSC Project located in South Africa in exchange for 22,000,000 DVR common shares. Listing this asset on a stand-alone basis is part of an overall strategy to bring value to Wits Basin by allowing it to directly focus on market conditions where gold is approaching $1,000 per ounce. The Company had previously indicated that it intended to study various strategic methods to maximize value for its gold properties, including both the Bates-Hunter Mine and the FSC Project.

Wits Basin Chairman Vance White stated, “It has always been one of our highest priorities to create maximum value for our shareholders. Creating a vehicle that is focused on the 65 percent interest in the FSC project will allow both continuity of management as well as a single mineral-focused asset in gold.”

Chairman White continued, “We feel this transaction is in the best interests of our shareholders. The Company will retain a direct 35 percent interest in the FSC Project while also having board of directors’ representation in a company holding the rights to acquire the remaining 65 percent interest and having access to one of the largest mining capital markets in the world. We anticipate that this will enable a return to an expedited exploration program on a project that has tremendous upside blue sky potential. This project will utilize the proven successful talents of the former AfriOre Limited exploration team who have absolute familiarity with the project.”

Terms and Conditions of the LOI

Subject to certain conditions, Wits Basin will vend to, and DVR will acquire from Wits Basin, all of Wits Basin’s rights and obligations under an October 30, 2007 Sale of Shares Agreement by and among Afriore International (Barbados) Limited, Wits Basin, and Kwagga Gold (Barbados) Limited (“Kwagga”), pursuant to which Wits Basin holds the right to acquire a 65 percent equity interest in Kwagga, subject to the satisfaction of certain obligations of Wits Basin. Those obligations include, without limitation, the payment of US$1,400,000 on exploration and related expenses toward the project and the payment to Afriore of the purchase price of US$1,162,000, which payment must be made by the later of three months after the expenditure of the US$1,400,000 or December 31, 2008. Kwagga is a private company incorporated under the Barbados Companies Act. Kwagga’s principal assets consist of a 100 percent interest held through its wholly-owned subsidiary, Kwagga Gold (Proprietary) Limited (“Kwagga South Africa”).

As stated above, under the terms and conditions of the agreement, it is anticipated that DVR will acquire Wits Basin’s interest in the Kwagga Agreement in exchange for 22,000,000 DVR common shares (the “Transaction”). Pursuant to the Kwagga Agreement, as additional consideration for Afriore’s 65 percent equity interest in Kwagga, Afriore is entitled to a two percent royalty based on the gross sales of Kwagga, 50 percent of which may be redeemed by Kwagga on payment of US$2,000,000 upon delivery of a bankable feasibility study.

Wits Basin currently holds a 35 percent equity interest in Kwagga. Wits and DVR will enter into a shareholders agreement providing for the management and future financing of their interests in Kwagga and of Kwagga’s activities. After the closing of the Transaction, these interests of Wits Basin and DVR are subject to a potential 22 percent dilution in favor of a South African Black Empowerment Entity ("BEE") upon that BEE's expenditure of certain funds for exploration and related purposes on the FSC Project. Upon completing those expenditures, management of Wits Basin anticipates that the BEE would hold a 22 percent interest in Kwagga South Africa, or directly in the FSC Project. In addition, an additional BEE would have the right to acquire a further four percent interest, which Wits Basin’s management anticipates would similarly be held in Kwagga South Africa or directly in the FSC Project. Each of Wits Basin, DVR and the BEEs will be required to contribute their pro rata share of certain costs in order to maintain their respective interests (once acquired, in the case of DVR and the BEEs), and management of Wits Basin anticipates that following any dilution arising from the participation of one or more BEEs, Kwagga would nonetheless remain controlled by DVR.

DVR currently has 3,765,000 common shares issued and outstanding and intends to issue a finder’s fee of an additional 1,325,000 DVR Shares to independent third party upon closing of the Transaction. Upon completion of the Transaction (and assuming completion of necessary financing), DVR will have approximately 34,590,000 common shares issued and outstanding on a non-diluted basis.

DVR intends for the Transaction to be its Qualifying Transaction for purposes of the policies of the TSX Venture Exchange. Upon the successful completion of the Transaction, DVR will be a junior natural resource issuer.

As a condition of the closing of the Transaction, Wits Basin will be required to complete a financing. In addition, Wits Basin and DVR will complete an additional financing to raise capital in DVR, the proceeds of which would be held in escrow and released to DVR at the closing of the Transaction.

The closing of the proposed Transaction is also subject to a number of other conditions including the following: obtaining all necessary regulatory approvals, including the approval of the TSX Venture Exchange (including the qualification of the transaction above as DVR’s “Qualifying Transaction” under the TSX Venture Exchange rules) and of the Minister of the Department of Minerals and Energy of the Republic of South Africa; entering into definitive agreements; completion of financings; board of director approval; and other conditions typical of a transaction of this nature.

Trading of the DVR Shares is currently halted at request of DVR and will remain so until receipt by the TSX Venture Exchange of all requisite documentation in connection with this proposed Qualifying Transaction. Sponsorship of a qualifying transaction of a capital pool company is required by the TSX Venture Exchange unless exempt in accordance with TSX Venture Exchange policies. As this proposed Qualifying Transaction concerns the acquisition of resource properties located outside Canada and the United States, DVR anticipates that sponsorship of this Qualifying Transaction will be required by the TSX Venture Exchange.

None of the insiders of DVR currently have any direct or indirect beneficial interest in Wits Basin or in Kwagga.

Board of Directors and Management

Upon completion of the Qualifying Transaction, the directors and senior officers of the resulting issuer are expected to include:

Chairman, CEO and Director	H. Vance White
President and Director	Clyde L. Smith, Ph.D., P.Eng.
VP Corporate Development and Director	Walter Brooks
Director	Alan Friedman
Director	Stephen D. King
Special Advisor	Stuart Comline

DVR is entitled to appoint an additional director to the resulting issuer. Additionally, prior to completing the Transaction, a Chief Financial Officer will be appointed for the resulting issuer.

Mr. White is the chairman of the board of directors of Wits Basin Precious Minerals. He also serves as president of Hawk Uranium Inc., a Canadian public corporation focused on mineral resource exploration. Formerly, he was the president of AfriOre and the Dickenson Group of Companies.

Dr. Smith is a consulting geologist and currently serves as the president of Wits Basin Precious Minerals. A professional engineer, he is a member of the Association of Professional Engineers and Geoscientists of British Columbia, Vancouver, B.C. and a Qualified Person for preparation of Canadian National Instrument 43-101 technical reports on exploration/mining projects.

Mr. Brooks is self-employed as an advisor to various natural resource exploration and development companies.

Mr. Friedman is a South African attorney and a director of the Canada-South Africa Chamber of Business. He is the founder, president and CEO of Adira Capital Corp., a firm that identifies opportunities in emerging markets, primarily in Africa, and enhances value through combining quality assets, management, and financial and marketing support for early stage companies in the resource sector. He was formerly the vice president of AfriOre Limited and responsible for investor relations. Mr. Friedman has facilitated significant capital raising for a number of public companies during his career in the resource sector.

Mr. King is the chief executive officer and a director of Wits Basin Precious Minerals.

Mr. Comline is an independent mining consultant residing in South Africa and was the president of AfriOre Limited prior to it being taken over by Lonmin Plc. in 2007.

About the FSC Project

The FSC Project consists of optioned and state-issued prospecting permits on approximately 230,000 acres adjacent to the Witwatersrand Basin located in the Free State and Cape Provinces in the Republic of South Africa, one of the most prolific gold producing regions in the world. The Witwatersrand Basin includes seven gold fields that have produced 35 percent of the world’s gold - more than 1.5 billion ounces since the late 1800s - and is still estimated to contain more than one billion ounces.

Based on information provided to Wits by AfriOre, management believes that more than US$16,000,000 has been spent by prior operators in the region of the FSC Project in recent decades to acquire property rights, for geophysical, gravity, and seismic surveys and data acquisition and for diamond drilling. Based largely on geophysical modeling of government aeromagnetic and other published data, such as regional gravity maps and some borehole data, consultants to AfriOre theorized about the possibility of an extension of the Witwatersrand Basin to the south and east. In October 2003, AfriOre commissioned the first range-finding drill hole of an initial drill hole program at the FSC Project. On June 8, 2004, AfriOre reported that the first drill hole in the range-finding program at the FSC Project, referred to as BH47, had been completed. BH47 was drilled to a depth of 2,984 meters before it was terminated in a zone of shearing. Although BH47 was not successful in intersecting any gold bearing mineralization reefs to the depths drilled, Wits Basin’s management believes that it did confirm the existence of the overlying cover rock stratigraphies, similar to those in the Witwatersrand Basin, thereby confirming the initial geological model. Management believes that a second drill hole, which is referred to as BH48 and was drilled to a depth of 2,559 meters, identified rock structures similar to those in the Witwatersrand Basin. The geological model was developed by AfriOre, affiliates of AfriOre and academic geologists from Witwatersrand University.

MPH Consulting Limited has been retained to prepare a National Instrument 43-101 compliant technical report on the FSC Project and proposed work program in accordance with the requirements of the TSX Venture Exchange, as well as an independent fair market valuation of Wits’ interest in the FSC Project.

To date, Wits Basin has spent at least approximately US$2,100,000 on the FSC Project through advances to Kwagga South Africa. Kwagga South Africa has no significant assets or liabilities other than its indirect interest in the FSC Project and liabilities incurred in the normal course of business.

# # #

About Wits Basin Precious Minerals Inc.: Wits Basin is a minerals exploration and development company holding interests in three exploration projects and currently does not claim to have any mineral reserves on any project. Its common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB:WITM - News) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors: The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and Wits disclaims any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on management’s current beliefs and expectations as to such future outcomes. These risks and uncertainties include, among others, the ability of Wits and its subsidiaries to obtain or maintain regulatory approvals; Wits’ ability to obtain necessary financing; the ability of Wits and its subsidiaries to complete various mining project acquisitions in the People's Republic of China, which are subject to execution of final documentation, completion of due diligence and receipt of necessary financing for various projects; and other risks and uncertainties described in Wits’ filings from time to time with the Securities and Exchange Commission (the "SEC"). Wits disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, Wits cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that Wits will have the resources necessary or the financing available to pursue projects it currently holds interests in or to acquire interests in other mineral exploration projects that may become available. The risks Wits faces are numerous and detailed information regarding these risks may be found in filings made by it with the Securities and Exchange Commission, including its most recent annual report.

Contact:
Wits Basin Precious Minerals Inc.
H. Vance White, Chairman, 866-214-9486
Stephen King, CEO, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz